Exhibit 16.1

March 15, 2011

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Southern National Bancorp of Virginia, Inc. and, under the date of March 15, 2011, we reported on the consolidated financial statements of Southern National Bancorp of Virginia, Inc. as of December 31, 2010 and 2009, and for each of the three years ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2010. On March 9, 2011, our appointment as principal accountants was terminated. We have read Southern National Bancorp of Virginia, Inc.’s statements included under Item 4.01 of its Form 8-K dated March 9, 2011, and we agree with such statements, except the Company’s statements that it has implemented improved controls intended to remediate the material weakness, as well as that the audit committee on March 9, 2011 decided to engage KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year December 31, 2011, and the statements made in the 6th paragraph with respect to the Company’s relationship with KPMG.

In the 3rd paragraph under Item 4.01 of its Form 8-K, the Company states that “management was informed by Crowe that a material weakness existed related to subsequent event evaluation following notification of dismissal by the Company.” On March 10, 2011, Crowe identified a subsequent period charge-off related to a loan reported as impaired as of December 31, 2010. Crowe and management agreed on March 10, 2011 that this was a subsequent event that should be recognized in the December 31, 2010 consolidated financial statements. As the adjustment was not identified by management’s internal control over financial reporting process, Crowe and management agreed that there was a material weakness in management’s internal controls over financial reporting as of December 31, 2010.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Atlanta, Georgia

cc:	Mr. Neil J. Call
Audit Committee Chairman
Southern National Bancorp of Virginia, Inc.